FFI REGAINS COMPLIANCE WITH NYSE AMEX CONTINUED LISTING STANDARDS

INDIANAPOLIS, INDIANA – March 3, 2011 - Fortune Industries, Inc. (NYSE Amex:FFI) (the “Company”) announced today that on February 25, 2011, it received notice that it has resolved its NYSE Amex (the “Exchange”) continued listing deficiencies.  The non-compliance notice from the Exchange dated July 2, 2010 stated that the Company was not in compliance with Section 803(B)(2)(c) of the NYSE Amex Company Guide (the “Company Guide”), in that the Company’s audit committee was not comprised of at least two independent directors.  This non-compliance was a result of the May 7, 2010 resignation of one of its independent directors, who also served on the Company’s audit committee.

The Exchange notified the Company that it had resolved its continued listing deficiencies on the basis of a review of publically available information and a letter sent to the Exchange from the Company on February 23, 2011, detailing the determination by the Board that Richard F. Suja met the independence requirements of Section 803B(2)(a)(i) of the Company Guide as well as Rule 10A-3 of the Securities and Exchange Act of 1934, and his appointment to the Company’s Audit Committee.  The notice also stated that, as is the case for all listed issuers, the Company’s continued listing eligibility will be assessed on an ongoing basis. Further, the Company has become subject to the provisions of Section 1009(h) of the Company Guide, which may be accessed at www.nyse.com/regulation.

About Fortune Industries, Inc.

Fortune Industries, Inc. is a professional employer organization (PEO) to small and medium-sized businesses in 48 states, providing human resource management & consulting, training & compliance, risk management, and benefits administration.

Fortune Industries, Inc. is based in Indianapolis, Indiana and is publicly traded on the NYSE Amex exchange under the symbol FFI.  Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could" or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Form 10-K for the year ended June 30, 2010. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company's Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

Contact

Fortune Industries, Inc.
Carrie Hill
(317) 532-1374